UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2023

IMMUNOVANT, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	001-38906	83-2771572
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

320 West 37th Street New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 580-3099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IMVT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On September 27, 2023, Immunovant, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Partners LLC, Piper Sandler & Co., Guggenheim Securities, LLC and Wells Fargo Securities, LLC, as representatives (the “Representatives”) of the underwriters listed on Schedule A thereto, relating to the issuance and sale in an underwritten public offering (the “Public Offering”) by the Company of 7,370,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a public offering price of $38.00 per share. The Company has also granted the underwriters a 30-day option to purchase up to 1,105,500 shares of Common Stock at the public offering price, less the underwriting discounts and commissions. All of the shares are being sold by the Company.

Gross proceeds from the Public Offering before deducting underwriting discounts and commissions and other offering expenses are expected to be approximately $280,060,000, or approximately $322,069,000 if the underwriters exercise in full their option to purchase additional shares of Common Stock. The Public Offering is expected to close on or about October 2, 2023, subject to the satisfaction of customary closing conditions.

The Public Offering was made pursuant to a registration statement on Form S-3 (File No. 333-251865), which was declared effective by the Securities and Exchange Commission (the “SEC”) on January 14, 2021, as supplemented by a prospectus supplement dated September 27, 2023 and an accompanying prospectus.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and incorporated herein by reference.

A copy of the opinion of Cooley LLP relating to the legality of the shares of Common Stock issued and sold in the Public Offering is attached as Exhibit 5.1 hereto.

Common Stock Purchase Agreement

On September 26, 2023, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) with Roivant Sciences, Ltd. (“RSL”). The Purchase Agreement provides that, subject to the closing of the Public Offering and the satisfaction of other customary closing conditions, RSL will purchase 4,473,684 shares of Common Stock (the “RSL Shares”) at a price of $38.00 per share (the “Private Placement”). The issuance of the RSL Shares will be made in a transaction exempt from the registration requirements of the Securities Act.

Gross proceeds from the Private Placement are expected to be approximately $170,000,000. The Private Placement is expected to close on or about October 2, 2023, subject to the satisfaction of the closing conditions referenced above.

RSL is currently our majority stockholder, and we are a “controlled company” within the meaning of the listing rules of the Nasdaq Stock Market LLC. In addition, RSL has the right to elect a certain number of Series A Preferred Directors to our board of directors, in accordance with our amended and restated certificate of incorporation. These directors currently hold a majority of the voting power on all matters presented to the board of directors.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

See the description set forth in Item 1.01 above under the caption “Common Stock Purchase Agreement”, which is incorporated into this Item 3.02 by reference. The RSL Shares will be issued in reliance upon the exemption from registration pursuant to Section 4(a)(2) under the Securities Act in a transaction not involving a public offering of such shares.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, among the Company and Leerink Partners LLC, Piper Sandler & Co., Guggenheim Securities, LLC and Wells Fargo Securities, LLC, dated as of September 27, 2023.

5.1	Opinion of Cooley LLP.

10.1	Securities Purchase Agreement, among the Company and Roivant Sciences, Ltd., dated as of September 26, 2023.

23.1	Consent of Cooley LLP (included with the opinion filed as Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOVANT, INC.

By:	/s/ Eva Renee Barnett
Eva Renee Barnett
Chief Financial Officer

Date: September 28, 2023